Exhibit 99.1

MAP Pharmaceuticals Reports Third Quarter Financial Results

MOUNTAIN VIEW, Calif., Nov 7/PR Newswire-FirstCall/ -- MAP Pharmaceuticals, Inc. (Nasdaq: MAPP), an emerging pharmaceutical company, today announced financial results for the third quarter ended September 30, 2007.

The net loss attributable to common stockholders for the third quarter of 2007 was $11.7 million compared to $8.0 million for the third quarter of 2006. The net loss attributable to common stockholders for the first nine months of 2007 was $30.8 million compared to $20.8 million for the first nine months of 2006.

“We are very pleased with the progress we have made, including recently completing our initial public offering and initiating a Phase 2a clinical trial for MAP0005 in adult asthmatics,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “We look forward to initiating Phase 3 clinical programs for our two lead product candidates, UDB for the treatment of pediatric asthma and MAP0004 for the treatment of migraine.”

Research and development expenses for the third quarter and nine months ended September 30, 2007 were $7.5 million and $18.3 million, respectively, compared to $5.9 million and $15.1 million, respectively, for the same periods in 2006. The increase in research and development expenses for the third quarter of 2007 was due primarily to personnel-related and third-party expenses to support the Company’s growth in preparation for its Phase 3 clinical programs, partially offset by a milestone payment related to the UDB program paid in 2006. The increase in research and development expenses for the nine month period of 2007 was due primarily to an increase in personnel-related expenses to support the Company’s growth in preparation for its Phase 3 clinical programs related to its two lead product candidates.

Sales and marketing, and general and administrative expenses for the third quarter and nine months ended September 30, 2007 were $2.4 million and $6.8 million, respectively, compared to $1.1 million and $2.9 million, respectively, for the same periods in 2006. The increase in expenses for both periods of 2007 was due primarily to an increase in personnel-related expenses and professional services.

MAP Pharmaceuticals’ cash, cash equivalents and short-term investments as of September 30, 2007 was $45.5 million, compared to $17.7 million as of December 31, 2006. The increase was due primarily to a Series D preferred stock financing completed in March 2007, raising net proceeds of approximately $50.2 million. Subsequent to the close of the third quarter of 2007, MAP Pharmaceuticals completed its initial public offering of five million shares of common stock at $12.00 per share and its underwriters exercised an over-allotment option to purchase an additional 750,000 shares of its common stock in connection with the initial public offering. The offering, including the over-allotment shares, generated net proceeds to the Company of approximately $64.2 million, after deducting underwriting discounts.

About MAP Pharmaceuticals, Inc.

MAP Pharmaceuticals, Inc. uses proprietary inhalation technologies to enhance the therapeutic benefits and commercial attractiveness of proven drugs while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. The Company has several proprietary product candidates in clinical development that address large market opportunities, including its two most advanced product candidates, a proprietary formulation of nebulized budesonide for the potential treatment of children with asthma, and a proprietary formulation of inhaled dihydroergotamine for the potential treatment of migraine, as well as a proprietary combination of an inhaled corticosteroid and a long-acting beta2-agonist for the potential treatment of asthma and chronic obstructive pulmonary disease. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the development of UDB and MAP0004. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company’s business, including, without limitation, uncertainties relating to the commencement, enrollment and conduct of clinical trials. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Registration Statement on Form S-1/A, filed with the SEC on October 4, 2007, available at edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer, +1-650-386-3107, or Lisa Johnson, media contact, +1-650-386-3122, both of MAP Pharmaceuticals, Inc.

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash, cash equivalents and short-term investments	$45,513	$17,746
Other current assets	564	443

Total current assets	46,077	18,189
Property and equipment, net	3,392	2,852
Restricted cash	321	200
Other assets	1,985	384

Total assets	$51,775	$21,625

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$7,828	$4,091
Current portion of long-term debt	3,349	840

Total current liabilities	11,177	4,931
Long-term debt, less current portion	7,060	10,061
Redeemable convertible preferred stock warrant liability	948	411

Total liabilities	19,185	15,403
Redeemable convertible preferred stock	120,653	64,898
Total stockholders’ deficit	(88,063)	(58,676)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$51,775	$21,625

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Operating expenses:
Research and development	$7,510	$5,908	$18,343	$15,097
Sales and marketing	508	46	1,309	136
General and administrative	1,858	1,019	5,514	2,731

Total operating expenses	9,876	6,973	25,166	17,964

Loss from operations	(9,876)	(6,973)	(25,166)	(17,964)
Other income (expense), net	34	187	(24)	680

Net loss	(9,842)	(6,786)	(25,190)	(17,284)

Cumulative stock dividend attributable to preferred stockholders	(1,902)	(1,215)	(5,575)	(3,488)

Net loss attributable to common stockholders	$(11,744)	$(8,001)	$(30,765)	$(20,772)

Net loss per share attributable to common stockholders, basic and diluted	$(14.07)	$(11.20)	$(39.27)	$(29.61)

Weighted-average common shares used in computing net loss per share attributable to common stockholders, basic and diluted	834,433	714,581	783,379	701,505